Exhibit 2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of June, 2016, by and between, on the one hand, Ki Yong Choi (“Choi”) and Michael Cho (“Cho” and, with Choi, collectively, “Sellers”), and, on the other hand, Cryo-Cell International, Inc. (“Cryo-Cell”), a Delaware corporation, whose principal business address is 700 Brooker Creek Blvd, Suite 1800, Oldsmar, FL 34677, collectively the parties (the “Parties”). The effective date of the Agreement will be the date that the last party executes the Agreement and the escrow agreement as defined below.

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Cryo-Cell desires to purchase from Sellers, and Sellers desire to sell to Cryo-Cell the collective sum of 2,192,484 shares of the common stock, par value $0.01 per share, of Cryo-Cell (“Common Stock”), as follows: 2,179,068 shares of Common Stock beneficially owned by Choi and 13,416 shares of Common Stock beneficially owned by Cho;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

In accordance with additional terms set forth in an escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit A and which the Parties agree to execute simultaneous with the execution of this Agreement, Sellers hereby agree to sell to Cryo-Cell, and Cryo-Cell hereby agrees to purchase from Sellers, an aggregate of 2,192,484 shares of the Common Stock owned by Sellers (the “Shares”) for a purchase price of $4.50 per share, for a total purchase price of $9,866,178 (the “Purchase Price”). The Purchase Price will be paid only in U.S. dollars.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

In connection with Cryo-Cell’s purchase of the Shares, Sellers represent and warrant to Cryo-Cell that Sellers have full power and authority to enter into this Agreement and to transfer and sell the Shares pursuant hereto; that the Shares are free and clear of all liens, charges, restrictions, claims and encumbrances; that the Shares constitute all of the Common Stock owned, of record and beneficially, by each of Sellers and persons and entities controlled by him; and that this Agreement has been duly executed and delivered by each of Sellers and constitutes the legal, valid and binding obligation of each of Sellers, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

REPRESENTATIONS AND WARRANTIES OF CRYO-CELL

In connection with Sellers’ sale of the shares, Cryo-Cell represents and warrants as follows:

Cryo-Cell is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Cryo-Cell has the requisite corporate power and authority to enter into and to consummate the purchase of the Shares as contemplated by this Agreement and the Escrow Agreement and otherwise to carry out its obligations thereunder, including the payment of the Purchase Price. The execution and delivery of each of this Agreement and the Escrow Agreement by Cryo-Cell and the consummation by Cryo-Cell of the purchase of the Shares and the payment of the Purchase Price contemplated thereby have been duly and validly authorized by all necessary action on the part of Cryo-Cell and no further action is required by Cryo-Cell in connection therewith. This Agreement and the Escrow Agreement have been (or upon delivery will have been) duly executed by Cryo-Cell and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Cryo-Cell enforceable against Cryo-Cell in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

The execution and delivery of this Agreement and the Escrow Agreement by Cryo-Cell and the payment of the Purchase Price as contemplated by this Agreement and the Escrow Agreement do not and will not conflict with or result in a breach by Cryo-Cell of any of the terms or provisions of, or constitute a default under (i) the certificate of incorporation or by-laws of Cryo-Cell, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Cryo-Cell is a party or by which it or any of its properties or assets are bound, or (iii) to its knowledge, any existing applicable law (including, but not limited to, the Delaware General Corporation Law), rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Cryo-Cell or any of its properties or assets.

No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange is required to be obtained by Cryo-Cell in order to enter into this Agreement or the Escrow Agreement and to pay the Purchase Price as contemplated by this Agreement and the Escrow Agreement.

To the best of Cryo-Cell’s knowledge, there is no information that has been provided by Cryo-Cell to Choi during the negotiations that led to Choi’s decision to enter into this Agreement and to sell the Shares that has not been true and correct in all material respects.

ARTICLE III

MUTUAL RELEASE OF CLAIMS

Subject to the completion of the purchase of the Shares and full payment of the Purchase Price, and in consideration of the undertakings and promises of Cryo-Cell set forth in this Agreement, Sellers, on their own behalf and on behalf of each of Sellers’ heirs, assignees, executors and administrators, hereby fully, finally and forever release and discharge Cryo-Cell, its present and future officers, directors, employees, agents, successors and assigns from any and all claims, liabilities, charges, demands, damages, actions and causes of action of any kind and every nature whatsoever, known or unknown, which Sellers ever had, now have or may have, whether contingent or vested, from the beginning of the world to the date of this Agreement, provided, however, that nothing in this Agreement will be considered a release of Sellers’ right to enforce this Agreement and/or the Escrow Agreement against Cryo-Cell.

Subject to the completion of the purchase of the Shares and full payment of the Purchase Price, and in consideration of the undertakings and promises of Sellers set forth in this Agreement, Cryo-Cell, on its own behalf and on behalf of its officers, directors, employees, agents, successors and assigns hereby fully, finally and forever releases and discharges Sellers, their heirs, assignees, executors and administrators, employees, agents and attorneys from any and all claims, liabilities, charges, demands, damages, actions and causes of action of any kind and every nature whatsoever, known or unknown, which Cryo-Cell ever had, now has or may have, whether contingent or vested, from the beginning of the world to the date of this Agreement, provided, however, that nothing in this Agreement will be considered a release of Cryo-Cell’s right to enforce this Agreement against Sellers.

ARTICLE IV

NON-DISPARAGMEENT

Subject to the completion of the purchase of the Shares and full payment of the Purchase Price, the Parties agree not to disparage each other (including any directors, officers, employees or agents) or take any action which could reasonably be expected to adversely affect the reputation of the other. The Sellers further agree that they, or anyone acting on their behalf, will not take any action that could adversely affect the Buyer’s ability to complete the purchase of the Shares.

ARTICLE V

AGREEMENT RELATING TO THE COMMON STOCK

Sellers covenant and agree that they will not, after the date hereof, purchase any Common Stock or other securities of Cryo-Cell, on their own behalf or on behalf of any other person or entity, nor cause or allow any other person or entity to purchase any Common Stock or other securities of Cryo-Cell on their behalf or on behalf of any person or entity controlled by them; provided, however, that if the purchase of the Shares and full payment of the Purchase Price is not made pursuant to the Escrow Agreement, this covenant shall not be binding on the Sellers or enforceable against them.

ARTICLE VI

TERMINATION

This Agreement will automatically terminate in accordance with the termination provision set forth in the Escrow Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01 Expenses. Each Party hereto will pay its own expenses in connection with the transactions contemplated hereby.

SECTION 7.02 Survival of Agreements. Subject to the completion of the purchase of the Shares and full payment of the Purchase Price, all covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement.

SECTION 7.03 Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not.

SECTION 7.04 Governing Law; Venue; Waiver of Jury Trial. This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of Florida. The Parties to this Agreement: (a) consent to the exclusive jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for every legal proceeding arising out of this Agreement is Hillsborough County, Florida, for a state court proceeding and the Middle District of Florida, Tampa Division, for a federal court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, does not have personal jurisdiction over the party or is an improper or inconvenient venue. Each of Sellers and Cryo-Cell knowingly, voluntarily and intentionally waives right to a jury trial in any lawsuit arising out of this Agreement whether at law or in equity.

SECTION 7.05 Entire Agreement. This Agreement and the Escrow Agreement constitute the sole and entire agreements of the Parties with respect to the subject matter hereof.

SECTION 7.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 7.07 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

SECTION 7.08 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

SECTION 7.09 Remedies. Seller acknowledges that Cryo-Cell would be irreparably injured by a violation of Article IV and Article V and, there possibly being no adequate remedy at law to protect the interests of Cryo-Cell, Sellers agree that Cryo-Cell, in addition to any other remedies available to it for such breach or threatened breach thereof, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Sellers from any actual or threatened breach of Article IV and Article V. If a bond is required to be posted in order for Cryo-Cell to secure an injunction or other equitable remedy, the Parties agree that said bond need not be more than a nominal sum. The foregoing remedy shall be in addition to, and not in limitation of, any other rights or remedies to which Cryo-Cell is or may be entitled at law or in equity for any breach hereof. In any action to enforce this Agreement or for any breach of this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees reasonably incurred in connection with said action.

Each of Sellers and Cryo-Cell acknowledges and represents that he or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

[Remainder of page intentionally left blank.

Next page is signature page.]

IN WITNESS WHEREOF, Seller and Cryo-Cell have executed this Stock Purchase Agreement and Release as of the day and year first above written.

KI YONG CHOI

/s/ Ki Yong Choi

Date: 06/17/2016

MICHAEL CHO

/s/ Michael Cho

Date: 06/17/2016

CRYO-CELL INTERNATIONAL, INC.

By:	/s/ David Portnoy
David Portnoy, Co-Chief Executive Officer

Date: 06/16/2016

EXHIBIT A: ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) made as of June 16, 2016, by and among Ki Yong Choi (sometimes referred to as “Choi”) and Michael Cho (sometimes referred to as “Cho”), (together, the “Sellers”) and Cryo-Cell International, Inc.(the “Buyer”), whose addresses and other information appear on the Information Sheet attached to this Agreement, and Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 (the “Escrow Agent”). The effective date of this Agreement (the “Effective Date”) will be the date that the last party executes this Agreement and the stock purchase agreement as defined below.

WITNESSETH:

WHEREAS, the Buyer is offering to purchase from Ki Yong Choi an aggregate of 2,179,068 shares of its common stock and from Michael Cho an aggregate of 13,416 shares of its common stock for a total number of shares of the Buyer’s common stock equaling 2,192,484 (the “Shares”) at a price per share of $4.50 for a total purchase price of $9,866,178 (the “Purchase Amount”) as further set forth in the Stock Purchase Agreement and Release (the “Stock Purchase Agreement and Release”) to which this Escrow Agreement is referenced and attached.

WHEREAS, there has been established by the Escrow Agent, at J.P. Morgan Chase Bank (the “Bank”),an interest-bearing escrow account (the “Escrow Account”) into which the Buyer agrees to deposit an initial payment of $400,000 (the “Initial Deposit”) and a final payment of $9,466,178 (the “Final Payment” and together with the Initial Deposit, the “Funds”) via wire transfer, which collectively will total the Purchase Amount, and the Sellers agree to take steps to request the deposit of the Shares via DWAC transfer to the Escrow Agent, if possible, but if the Shares are in certificated form, the Sellers agree to deposit with the Escrow Agent at the address specified below the certificates evidencing the Shares, together with stock powers with signatures guaranteed, to be securely held by the Escrow Agent during the pendency of this Agreement (the “Share Transfer”), and the Escrow Agent is willing to fulfill its obligations under this Agreement on the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Establishment of the Escrow Account; Deposits.

1.1 The Escrow Agent has established at the Bank the Escrow Account bearing the designation Cryo-Cell/Choi/Cho Escrow Agreement Account, account number XXX-XXXXXX and ABA routing number XXX-XXX-XXX, and shall maintain the Escrow Account in this form during the pendency of this Agreement. The purpose of the Escrow Account is for (a) the deposit and holding of the Funds and the Shares, and (b) the disbursement of the Funds to the Sellers and the Shares to the Buyer, all as described in this Agreement.

1.2 Within three business days of the execution date of this Escrow Agreement and exchange of signed copies by all parties, the Buyer will make the Initial Deposit into the Escrow Account pursuant to this Agreement and prior to the expiration of the Escrow Period, as defined below, the Buyer will deposit the Final Payment into the Escrow Account and the Sellers, also within three business days of the execution date of this Escrow Agreement and exchange of signed copies by all parties, will make the Share Transfer. The Escrow Agent will promptly, but no later than the day of the occurrence, notify the Sellers that the Initial Deposit and the Final Payment have been deposited into the Escrow Account and notify the Buyer that the Share Transfer has been made. The wire transfer instructions for the Escrow Agent, pursuant to which the Buyer will transfer the Funds, are as follows:

Bank Name:

Bank ABA Number:

-160099

Account Name:

1.3 The “Escrow Period,” which shall be deemed to commence on the Effective Date, shall consist of 77 calendar days.

2. Retirement of Shares and Distribution of Funds

2.1 Immediately after receiving the Final Payment, the Escrow Agent will retire the Shares into treasury of the Buyer and instruct the Bank to wire the Purchase Amount and any interest accrued on the Funds to the Sellers in accordance with the following:

Choi’s Wire Transfer Instructions ($9,805,806.00, including interest accrued to that amount):

Bank Name:

Bank ABA Number:

For further credit to account number:

Account Name:

Cho’s Wire Transfer Instructions ($60,372.00, including interest accrued on that amount):

Bank Name:

Bank ABA Number:

For further credit to account number:

Account Name:

In no event will the Escrow Agent return the Shares to the Sellers after instructing the Bank to wire the Purchase Amount to the Sellers nor will the Escrow Agent transfer any Shares to the Buyer until the entire Purchase Amount, including the interest accrued thereon, has been wired to the Sellers in the amounts set forth above.

2.2 If the Buyer does not make the Final Payment by the expiration of the Escrow Period, the Escrow Agent will return the Shares to the Sellers and will immediately instruct the Bank to wire the Initial Deposit plus any interest accrued thereon to Choi in accordance with the wire instructions set forth in Section 2.1 above. If the Escrow Period is extended by written amendment to this Agreement executed by the Buyer, the Sellers and the Escrow Agent or by an instruction provided to the Escrow Agent by the Buyer and the Sellers, the Escrow Agent will immediately instruct the Bank to wire the Initial Payment plus any interest accrued thereon to Choi, with no requirement of refund in the event the purchase is not completed, on the date that such written amendment or instruction is provided to the Escrow Agent. If the Initial Deposit plus any interest accrued thereon is wired to Choi as a result of the Buyer’s failure to make the Final Payment by the expiration of the Escrow Period or as a result of an extension of the Escrow Period and a failure by the Buyer to complete the purchase, the Buyer and the Sellers agree that such payment shall represent liquidated damages.

2.3 If the Sellers do not execute the Share Transfer in accordance with Section 1.2, the Escrow Agent will return, together with the interest accrued thereon, the Initial Deposit, together with the Final Payment, if received, to the Buyer via wire transfer as follows:

Buyer’s Wire Instructions:

Bank Name:

Bank ABA Number:

For further credit to account number:

Account Name:

2.4 Upon disbursement of the Funds pursuant to the terms of this Article 2 and the return or retirement of the Shares, the Escrow Agent shall be relieved of further obligations and released from all liability under this Agreement.

3. Intentionally Omitted.

4. Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

4.1 The Escrow Agent shall only be responsible for its duties in the Agreement and is not required to enforce any of the terms or conditions of the Agreement or any other agreement between the Buyer and the Sellers nor shall the Escrow Agent be responsible for the performance by the Buyer or the Sellers of their respective obligations under the Agreement.

4.2 So long as the Escrow Agent acts in good faith, the Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any notice, instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

4.3 If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Account or the Initial Deposit, the Final Payment, the Shares or the Share Transfer which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Initial Deposit, the Final Payment or the Shares or a portion thereof, in the Escrow Account pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.

4.4 The Escrow Agent shall not be liable for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

4.5 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Initial Deposit, the Final Payment or the Shares or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Initial Deposit, the Final Payment or the Shares or any part thereof.

5. Amendment; Resignation or Removal of Escrow Agent. This Agreement may be altered or amended only with the written consent of the Buyer, the Sellers and the Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving 30 days’ written notice of such resignation to the Buyer and the Sellers specifying a date when such resignation shall take effect and upon delivery of the property in the Escrow Account to the successor escrow agent designated by the Buyer and the Sellers in writing. Such successor Escrow Agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. If the Buyer and the Sellers fail to designate a successor Escrow Agent within 30 days after such notice, then the resigning Escrow Agent shall promptly return the cash deposited by the Buyer into the Escrow Account to the Buyer, without interest thereon or deduction, shall transfer to Choi any interest accrued on said cash, and shall transfer to the Sellers the Shares in the following denominations: to Choi, 2,179,068 shares and to Cho 13,416 shares. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Escrow Account. Upon its resignation and delivery of the Escrow Account as set forth in this Section 5, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement.

6. Representations and Warranties. The Buyer and the Sellers hereby severally represent and warrant to the Escrow Agent that:

6.1 No party other than the parties hereto have or shall have, any lien, claim or security interest in the Shares or in the Initial Deposit or the Final Payment deposited into the Escrow Account or any part thereof.

6.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Shares or any part thereof.

7. Fees and Expenses. The Escrow Agent shall be entitled to a fee, to be paid 25% by the Buyer and 75% by Sellers, of $5,000 upon the execution of this Agreement. In addition, the Buyer and the Sellers jointly and severally agree to reimburse the Escrow Agent for any reasonable legal expenses incurred in connection with its resignation of this Agreement.

8. Indemnification and Contribution.

8.1 The Buyer and Choi (referred to as the “Indemnitors”) jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees or any one of them.

8.2 If the indemnification provided for in Section 8.1 is applicable, but for any reason is held to be unavailable, the Indemnitors shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitors.

8.3 The provisions of this Article 8 shall survive any termination of this Agreement, whether by disbursement of the Funds and transfer of the Shares, resignation of the Escrow Agent or otherwise.

9. Termination of Agreement. This Agreement shall terminate on the final disposition of the Escrow Account pursuant to Section 2, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Section 8 and under Article VI and Article VII of the Stock Purchase Agreement and Release shall survive the termination hereof and the resignation or removal of the Escrow Agent.

10. Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Shares or the Initial Deposit or the Final Payment shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

11. Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Postal Service, and addressed, if to the Buyer or the Sellers, at their respective addresses set forth on the Information Sheet, and if to the Escrow Agent, at its address set forth above, to the attention of the Trust Department.

12. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

13. Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by facsimile transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

14.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ESCROW AGENT
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Sharmin Carter
Name: Sharmin Carter
Title: Vice President
Date: 06/20/2016

KI YONG CHOI

/s/ Ki Yong Choi
Date: 06/17/2016

MICHAEL CHO

/s/ Michael Cho

Date: 06/17/2016

CRYO-CELL INTERNATIONAL, INC.

/s/ David Portnoy By: David Portnoy, Co-Chief Executive Officer
Date: 06/16/2016

INFORMATION SHEET

Name: Cryo-Cell International, Inc.

Address: 700 Brooker Creek Blvd., Suite 1800

Oldsmar, FL 34677

Contact Person: David Portnoy

Email Address: dportnoy@cryo-cell.com

Name: Michael Cho

Address: 4140 Cochrane PKWY,

Ames, IA 50014

Contact Person: Same as above

Address: Same as above

Email Address: hivrad@gmail.com

Name: Ki Yong Choi

Address: c/o Cathedral Hill Associates

1255 Post Street, Suite 484

San Francisco, CA 94109

with a copy to:

Avi Wagner, Esq.

1925 Century Park East, Suite 2100

Los Angeles, CA 90067

Contact Person: Ki Yong Choi

Email Address: kchoi@cathederalhillassociates.com with a copy to:

avi@thewagnerfirm.com

Name: Continental Stock Transfer & Trust Company

Address: 17 Battery Park, 8th Floor, New York, NY 10004

Contact Person: Sharmin Carter

Phone: 212-845-3220

Email Address: scarter@continentalstock.com